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                                                                   EXHIBIT 4

                            FORM OF AMENDMENT NO.1 TO
                          AMENDED AND RESTATED BY-LAWS
                      OF ABT BUILDING PRODUCTS CORPORATION

                  Article III Section 4 of the Amended and Restated By-laws of ABT BUILDING PRODUCTS CORPORATION is hereby amended and restated in its entirety as follows:

                  "Section 4. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Unless otherwise provided in the Certificate of Incorporation, newly created Directorships resulting from an increase in the number of Directors and vacancies occurring in the Board for any other reason, including the removal of Directors without cause, may be filled by the affirmative votes of a majority of the entire Board, although less than a quorum, or by a sole remaining Director, or may be elected by a plurality of the votes cast by the holders of shares of capital stock entitled to vote in the election at a special meeting of stockholders called for that purpose. A Director elected to fill a vacancy shall be elected to hold office until the next annual election and a successor shall have been duly elected and qualified, or until the Director's earlier death, resignation or removal."